Exhibit 10U
HAEMONETICS CORPORATION
2005 LONG-TERM INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT
WITH
«Name»

HAEMONETICS CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
UNDER 2005 LONG-TERM INCENTIVE COMPENSATION PLAN
          THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”), dated as of «Option_Date» (“Grant Date”) by and between Haemonetics Corporation, a Massachusetts Corporation (“Company”), and «Name» (“Employee”), is entered into as follows:
          WHEREAS, the Company has established the Haemonetics Corporation 2005 Incentive Compensation Plan (“Plan”), a copy of which has been provided to Employee, and which Plan is made a part hereof; and
          WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Committee”) determined that the Employee be granted restricted stock units of the Company’s $0.01 par value Common Stock (“Stock”) subject to the restrictions as hereinafter set forth;
          NOW, THEREFORE, the parties hereby agree as follows:
1. Grant of Restricted Stock Units.
          Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee «X_Total_RSUs» Restricted Stock Units (“RSUs”).
2. Vesting Schedule.
          (a) Vesting Dates.The interest of the Employee in the RSUs shall vest as to 25% of such RSUs on the first anniversary of the Grant Date, and as to an additional 25% on each succeeding anniversary date, so as to be 100% vested on «Vest_Date_4», the fourth (4th) anniversary thereof, conditioned upon the Employee’s continued employment with the Company as of each vesting date. In situations where there is not continued employment, notwithstanding the foregoing, the interest of the Employee in the Stock shall vest as specified below.
          (b) Employment Required. Except as otherwise provided in this Section 2, if the Employee ceases to be an employee of the Company prior to the fourth (4th) anniversary of the Grant Date, the RSUs granted to the Employee hereunder shall stop vesting on the last date of employment. In such event, vesting shall not be pro-rated between anniversary dates and the vested amount shall be determined as of the most recent anniversary of the Grant Date.
          (c) Disability. If such termination of employment is because of the Employee’s Disability, such RSUs shall continue to vest.

          (d) Death. In the event of the death of the Employee while in the employ of the Company, any unvested RSUs shall immediately become fully vested.
          (e) Change in Control. Any unvested RSUs shall immediately become fully vested if (i) a Change in Control occurs and (ii) the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue the RSUs or to substitute a similar equity award. If the RSUs are so continued, assumed or substituted and at any time during the 24 months immediately following the Change in Control the Employee’s employment is terminated without Cause or is terminated by the Employee due to a Constructive Termination, then all unvested RSUs shall immediately become fully vested.
          (f) Special Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
(1) “Cause” means:
(A) the Employee’s conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or
(B) a determination by the Company that the Employee has (i) willfully and continuously failed to perform substantially the Employee’s duties (other than any such failure resulting from the Employee’s CIC Disability) after a written demand for substantial performance is delivered to the Employee which specifically identifies the manner in which the Company believes that the Employee has not substantially performed the Employee’s duties, (ii) engaged in illegal conduct, an act of dishonesty or gross misconduct, or (iii) willfully violated a material requirement of the Company’s code of conduct or the Employee’s fiduciary duty to the Company. No act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in, or not opposed to, the best interests of the Company or its subsidiaries.
(2) “Change in Control” means the earliest to occur of the following events.
(A) a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than thirty-five percent (35%) of the then outstanding shares of the Common Stock, shall acquire such additional shares of the Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own thirty-five percent (35%) or more of the Common Stock outstanding,
(B) closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, and

(C) the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of Common Stock by the persons described above immediately before the consummation of such transaction.
(3) “CIC Disability” means the Employee’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty days in any twelve month period to perform his duties hereunder.
(4) “Constructive Termination” means, without the express written consent of the Employee, the occurrence of any of the following during the 24 months immediately after a Change in Control:
(A) a material reduction in the Employee’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time, or a material failure to provide the Employee with an opportunity to earn annual incentive compensation and long-term incentive compensation at least as favorable as in effect immediately prior to a Change of Control or as the same may be increased from time to time;
(B) a material diminution in the Employee’s authority, duties, or responsibilities as in effect at the time of the Change in Control;
(C) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report (it being understood that if the Employee reports directly to the Company’s Board of Directors prior to the Change in Control , a requirement that the Employee report to any individual or body other than the Board of the Directors of the surviving or acquiring corporation will constitute “Constructive Termination” hereunder);
(D) a material diminution in the budget over which the Employee retains authority;
(E) the Company’s requiring the Employee to be based anywhere outside a fifty mile radius of the Company’s offices at which the Employee is based as of immediately prior to a Change of Control (or any subsequent location at which the Employee has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the Employee’s business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or
(F) any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.
            In no event shall the Employee be entitled to terminate employment with the Company on account of “Constructive Termination” unless the Employee provides notice of the existence of the purported condition that constitutes “Constructive Termination” within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.
(4) “Disability” has the meaning given it in Article 2 of the Plan.
3. Restrictions.
          (a) No Transfer. The RSUs granted hereunder may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated.
          (b) Forfeiture. Except as provided for in Section 2, if the Employee’s employment with the Company terminates for any reason, the balance of the RSUs subject to the provisions of this Agreement which have not vested at the time of the Employee’s termination of employment shall be forfeited by the Employee, and the Employee shall have no future rights with respect to any such unvested RSUs.
4. Delivery of Shares.
The means of settlement of vested RSUs is that the Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book entry, for the number of shares of Stock equal to the number of the Employee’s RSUs that vest at the vesting date specified in Section 2. An Employee shall have no further rights with regard to RSUs once the underlying Stock has been so delivered.
5. Employee Shareholder Rights.
Neither the Employee nor any person claiming through the Employee, will have any of the rights or privileges of a stockholder of Haemonetics with respect to the RSUs unless and until Stock has been issued, recorded on the records of the Company or its transfer agent, and delivered to the Employee upon vesting of the RSUs. No dividend equivalents shall be paid on RSUs with respect to any cash dividends declared during a period of RSU vesting.
6. Adjustments or Changes in Capitalization.
Adjustments as a result of changes in corporate capitalization and the like or as a result of a corporate transaction shall be made in accordance with Article 4 of the Plan.

7. Disability or Death of Employee.
Any Stock delivered pursuant to Section 4 shall be delivered to the Employee if legally competent or to a legally designated guardian or representative if the Employee is legally incompetent. If the Employee is not then living, the Stock shall be delivered to the representative of the Employee’s estate.
8. Taxes.
The Employee acknowledges and agrees that any income or other taxes due from the Employee with respect to the RSUs issued pursuant to this Agreement, including on account of the vesting of the RSUs, shall be the Employee’s responsibility. By accepting this Grant, the Employee agrees and acknowledges that the Company promptly will withhold from the Employee’s compensation, including but not limited to Stock delivered pursuant to Section 4, the amount of taxes the Company is required to withhold upon any vesting of the RSUs pursuant to this Agreement, unless the Employee shall satisfy such withholding obligation to the Company as provided in Article 17 of the Plan.
9. Data Privacy Consent.
As a condition of the Grant, you consent to the collection, use and transfer of your personal data as described in this paragraph. You understand that the Company and its subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social insurance (or security) number or identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company (or any of its subsidiaries), details of all options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, managing and administering the Plan (“Data”). You further understand that the Company and/or a subsidiary may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and/or a subsidiary may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the United States or Canada, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the Plan as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on your behalf. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. Refusal or withdrawal of consent may, however, affect your ability to exercise or realize benefits from the Grant or the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.
10. Miscellaneous.
          (a) Enforcement. The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.
          (b) Further Acts. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
          (c) Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at her/his address then on file with the Company.
          (d) No Guarantee of Employment. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to grant the Employee any right to remain an Employee of the Company during the vesting period or otherwise.
          (e) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Agreement is subject to and shall be construed in accordance with the terms of the Plan, and words or phrases defined in the Plan shall have the same meaning for purposes of this Agreement unless the context clearly requires otherwise.
          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and applicable federal law, without regard to applicable conflicts of laws.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereto affixed by its officer thereunto duly authorized, and the Employee has accepted this agreement, all as of the day and year first above written.

HAEMONETICS CORPORATION

Brian Concannon, President and CEO

Signature of Employee

Date:
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